Exhibit 99.1

Contact:	Investors Steve Weber (800) 213-5542 investor@fico.com	Media Steve Astle (415) 446-6204 stephenastle@fico.com

FICO Appoints William J. Lansing as Chief Executive Officer

30-Year Technology Industry Veteran Brings Extensive Leadership Experience

MINNEAPOLIS—January 26, 2012—FICO (NYSE:FICO), the leading provider of analytics and decision management technology, announced today that William J. Lansing, a 30-year veteran in the technology industry and a current member of the FICO board of directors, has been appointed chief executive officer of FICO, effective January 27, 2012.

Mr. Lansing succeeds Dr. Mark N. Greene, who is retiring as the company’s chief executive officer. Dr. Greene will remain with the company through February 2013 in an advisory capacity, and serve on the FICO board until the 2012 Annual Meeting of Shareholders.

“On behalf of the entire board of directors, I am delighted that Will has been appointed as CEO of FICO,” said A. George (Skip) Battle, chairman of the board of FICO. “Will’s proven leadership as a member of our board for the past six years, and his successful track record of driving new business opportunities, make him the right person to lead FICO through its next phase of growth and development. We are confident Will is the right person to ensure that FICO capitalizes on its market-leading position and global opportunities to drive future growth and value creation for our shareholders.”

Mr. Lansing said, “I am honored and excited to have been selected to lead FICO, an innovator in predictive analytics with one of the most respected and well-known brand names in the financial services industry. For the past six years, I have had the honor of serving as a director of FICO and I deeply admire this company’s hard-working and dedicated employees, and respect its broad, global client base. I look forward to continuing to work closely with my fellow directors, as well as FICO’s talented management team, to build upon this company’s strong foundation for the benefit for our customers, employees, partners and shareholders.”

Mr. Battle added, “On behalf of the board and everyone at FICO, I thank Mark for his dedication and leadership during the past five years. Mark successfully guided the company through one of the most turbulent times in our history and placed our world-class organization on a path to deliver sustainable value for shareholders. Mark is leaving the company stronger than when he arrived, and we wish him only the best in his future endeavors.”

Dr. Greene stated, “I am proud of the progress we have made at FICO during my tenure as CEO and am grateful to have had the opportunity to work with so many talented individuals. Today FICO is solidly positioned to continue bringing superior predictive analytics solutions to the marketplace. It has been both a privilege and a pleasure to serve as FICO’s CEO for the past five years. I look forward to continue serving the company in an advisory capacity.”

William Lansing most recently served as CEO and president of InfoSpace, a position he held from February 2009 to November 2010. Previously, from 2004 to 2007, he served as CEO and President of ValueVision Media, where he launched Shop NBC.TV, an internet video business. From 2001 to 2003, Mr. Lansing served as a partner of General Atlantic Partners, a global private equity investment firm. Prior to his work at General Atlantic, Mr. Lansing served as CEO of NBC Internet, an integrated Internet media company from 2000 to 2001. He has also held several leadership positions in organizations including Fingerhut Companies, General Electric, Prodigy and McKinsey & Company. Mr. Lansing has served on the board of directors of FICO since February 2006, and he has served as a director of other public companies, including Digital River and RightNow Technologies. He holds a B.A. from Wesleyan University and a J.D. from Georgetown University.

About FICO

FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company’s groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO’s innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world’s top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2011. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO is a trademark of Fair Isaac Corporation in the United States and in other countries.